Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HILLMAN INVESTMENT COMPANY

Pursuant to Sections 242 and 245 of the General

Corporation Law of the State of Delaware

The undersigned does hereby certify on behalf of Hillman Investment Company (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, as follows:

FIRST: That the undersigned is the duly elected and acting Vice President, Secretary, Treasurer and Chief Financial Officer of the Corporation.

SECOND: That the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 11, 1998 under the name “Sunsource Investment Company, Inc.”

THIRD: That pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Certificate of incorporation of the Corporation, as amended to the date of the filing of this certificate, is hereby further amended and restated in its entirety as set forth in Exhibit A hereto.

FOURTH: That the Amendment and Restatement of the Certificate of Incorporation as set forth in Exhibit A hereto has been duly adopted and approved by the board of directors and sole stockholder of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name this 26 day of April, 2011.

HILLMAN INVESTMENT COMPANY

By:	/s/ James P. Waters
	Name:	James P. Waters
	Title:	Vice President, Secretary,
Treasurer and Chief Financial Officer

EXHIBIT A

1. Name. The name of the corporation is Hillman Investment Company.

2. Address: Registered Office and Agent. The registered office of the corporation is 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

3. Purposes. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

4. Number of Shares. The total number of shares which the corporation is authorized to issue is 100 shares of Common Stock, $0.01 par value.

5. Election of Directors. Elections of directors need not be by written ballot.

6. Adoption, Amendment or Repeal of Bylaws. The board of directors is expressly authorized to make, alter or repeal bylaws of the corporation.

7. Limitation of Liability. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. All references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to any provision of this Amended and Restated Certificate of Incorporation in accordance with subsection (a) of Section 141 of Title 8 of the Delaware Code, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by Title 8 of the Delaware Code.

8. Certificate Amendments. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

9. Renunciation of Interest/Expectancy. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article 9 shall apply to or have any effect on the liability or alleged liability or any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

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